Exhibit No. 99.1

Gyrodyne Company of America, Inc.
1 Flowerfield, Suite 24
St. James, New York 11780-1551
Phone (631) 584-5400 Fax (631) 584-7075

F O R   I M M E D I A T E   R E L E A S E

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COURT OF CLAIMS ENTERS JUDGMENT IN CONDEMNATION CASE

ST. JAMES, N.Y., August 24, 2010 – Gyrodyne Company of America, Inc. (NASDAQ:GYRO) announced today that the Court of Claims entered judgment on August 17, 2010 with respect to the Court’s recent finding in favor of Gyrodyne of $125 million plus statutory interest.  On August 19, 2010, Gyrodyne served the State of New York with a copy of the judgment and written notice of its entry.  Under New York’s Court of Claims Act, a party seeking to appeal the judgment must file a notice of appeal within thirty days after service of a copy of the judgment with notice of entry.  Accordingly, the deadline for serving a notice of appeal in this case is September 20, 2010.

The gross amount of recovery calculated by the Court in the judgment includes the $26,315,000 advance payment previously made by the State plus interest thereon.  Under Section 20 of the Court of Claims Act, however, the State’s comptroller is required to deduct from such gross amount the amount of any advance payment as well as interest calculated on such advance payment that was included in the Court’s calculation.  Accordingly, the State would be required to pay Gyrodyne $98,685,000 plus statutory interest through the date of payment.  Applying the same 9% statutory interest rate reflected in the Court’s filing of the judgment, interest on the remaining $98,685,000 through today’s date (August 24, 2010) would amount to $42,729,257.24 and when added to the principal would total $141,414,257.24.

Gyrodyne brought this claim in April 2006 for just compensation for the 245.5 acres of its Flowerfield property in St. James and Stony Brook, New York (the “Property”), taken by the State.  The State had paid Gyrodyne $26,315,000 for the Property at the time of the taking, which Gyrodyne elected, under the eminent domain law, to treat as an advance payment while it pursued its claim.

Gyrodyne intends on submitting an application to the Court seeking reimbursement of attorneys’ fees and costs.

Gyrodyne cannot predict how the State will react procedurally, including whether it will file a notice of appeal.  As a result, the amount of a final award and the timing of payment are still unknown at this time.  Gyrodyne intends to continue pursuing its rights vigorously, seeking payment in accordance with the Court’s judgment and any further determinations.

About Gyrodyne Company of America, Inc.

Gyrodyne, a real estate investment trust, manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties primarily in the New York City metropolitan area.  Gyrodyne owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of development plans.  Gyrodyne also owns medical office buildings in Port Jefferson Station, New York, Cortlandt Manor, New York and Fairfax, Virginia.  Gyrodyne is currently contesting the value paid by New York State for 245.5 adjoining acres taken under eminent domain proceedings.  Gyrodyne is also a limited partner in the Callery Judge Grove, L.P., which owns a 3,500 plus acre property in Palm Beach County, Florida, also the subject of development plans.  Gyrodyne’s common stock is traded on the NASDAQ Stock Market under the symbol GYRO.  Additional information about Gyrodyne may be found on its web site at http://www.gyrodyne.com.

Forward-Looking Statement Safe Harbor

The statements made in this press release that are not historical facts constitute “forward-looking information” within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “estimates,” “believes,” “seeks,” “could,” “should,” or “continue,” the negative thereof, other variations or comparable terminology.  Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the effect of economic and business conditions, including risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, Palm Beach County in Florida and Fairfax County in Virginia, the ability to obtain additional capital in order to develop Gyrodyne’s undeveloped property in St. James, New York and other risks detailed from time to time in Gyrodyne’s SEC reports.

Media Contact:  Gary Lewi, Rubenstein Associates, (212) 843-8010.